Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westamerica Bancorporation:
We consent to the incorporation by reference in the registration statements (Nos.333-105537, 333-107329, and 333-119783) on Forms S-4 and S-8 of Westamerica Bancorporation and subsidiaries of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Westamerica Bancorporation and subsidiaries. Our report on the consolidated financial statements refers to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP KPMG LLP

San Francisco, California
February 28, 2008